UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 Current Report


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported): April 14, 2003




                               COGNEX CORPORATION

 -------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Massachusetts                     0-17869                  04-2713778
--------------------------------------------------------------------------------

(State or other jurisdiction of     (Commission File Number)   (I.R.S. Employer
 incorporation or organization)                             Identification No.)


                                One Vision Drive
                        Natick, Massachusetts 01760-2059
                                 (508) 650-3000
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)


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Item 7               EXHIBITS

(c) The following exhibit is being furnished herewith:

Exhibit
Number               Title

99.1       News release, dated April 14, 2003, by Cognex Corporation

Item 9               REGULATION FD DISCLOSURE

The following information is being provided under Item 12 - Results of Operations and Financial Condition. It is being furnished under Item 9 of this Form 8-K in accordance with interim guidance issued by the SEC in release no. 33-8216. Such information, including the Exhibit attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934.

On April 14, 2003, Cognex Corporation issued a news release to report its financial results for the first quarter ended March 30, 2003. The release is furnished as Exhibit 99.1 hereto.


                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      COGNEX CORPORATION

                                      /s/ Richard A. Morin
                                      --------------------
                                      Richard A. Morin
                                      (Senior Vice President of Finance,
                                      Chief Financial Officer, and Treasurer)
                                      April 14, 2003


                                       1
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                                                                    Exhibit 99.1


Cognex Corporation Announces First Quarter Results

    Business Editors/High-Tech Writers

    NATICK, Mass.--(BUSINESS WIRE)--April 14, 2003--

    Overview of the Quarter

    Cognex Corporation (NASDAQ: CGNX) today announced revenue for the first quarter ended March 30, 2003 of $32,888,000, an increase of 51% over the $21,780,000 in the first quarter of 2002, and a decrease of 3% from the $33,829,000 in the prior quarter. Cognex reported net income for the first quarter of 2003 of $1,793,000, or $0.04 per diluted share; this compares favorably to a net loss of $2,520,000, or $0.06 per diluted share, reported for Q1-02 and to net income of $424,000, or $0.01 per diluted share, reported for Q4-02.
    "Although the current order trend is choppy on a week-to-week basis, and visibility remains limited, I am happy to report that bookings in the first quarter increased 37% year-on-year and 13% on a sequential basis," said Dr. Robert J. Shillman, Cognex's Chief Executive Officer and Chairman. "I am also pleased to say that our Surface Inspection Systems Division (SISD) reported the highest order level for any quarter in that division's seven-year history."
    Dr. Shillman continued, "Our goal for 2003 is to be profitable at the operating line in each quarter and, to achieve that goal, we are continuing to closely monitor expenses. However, not all of our actions have been of a defensive nature; we are taking proactive steps as well. For example, we recently acquired the wafer identification business of Siemens Dematic AG, which enhances Cognex's position as the top supplier of wafer identification systems to semiconductor manufacturers worldwide. And, earlier today, we announced our entry into new business areas for machine vision that are outside of factory automation, where we have historically focused. Cognex engineers have developed innovative 2D and 3D vision technology that can be used in a variety of high-volume commercial applications where vision can be used very effectively. Our first product, named the CPS-1000, is designed specifically for detecting and counting people as they pass through access-controlled doorways. We expect that the CPS-1000 will be the first in a large series of application-specific sensors that Cognex will develop and market in the years ahead."

    Details of the Quarter

    Statement of Operations Highlights - First Quarter of 2003

    -- Revenue for the first quarter of 2003 increased 51% from the comparable quarter in 2002 primarily due to an increase in sales to both Original Equipment Manufacturers (OEMs) and end-user customers across a variety of industries and geographic regions. On a sequential basis, revenue decreased 3% from the prior quarter, primarily due to lower sales to customers in the semiconductor industry.

    -- Gross margin was 64% in the first quarter of 2003 compared to 61% in the comparable quarter in 2002 and 67% in the prior quarter. Cost of revenue for the first quarter of 2003 and the fourth quarter of 2002 includes a benefit of $309,000 and $528,000, respectively, from the sale of inventory that was reserved for in the fourth quarter of 2001. Excluding this benefit, the change in gross margin, both year-on-year and sequentially, is primarily due to changes in sales volume and revenue mix.

    -- Research, Development & Engineering (R, D & E) spending in the first quarter of 2003 decreased 6% from the comparable quarter in 2002 and was essentially flat with the prior quarter. The decrease in R, D & E spending year-on-year is primarily due to cost-cutting measures implemented by the company, including the workforce reduction announced by Cognex on August 1, 2002.

    -- Selling, General & Administrative (S, G & A) spending in the first quarter of 2003 increased 6% from the comparable quarter in 2002. This increase is primarily due to higher marketing costs, such as advertising, as well as the impact of foreign exchange rates on the company's international operations. On a sequential basis, S, G & A decreased 9% from the prior quarter primarily due to lower sales commissions and professional fees in the first quarter of 2003.

    -- Investment and other income in the first quarter of 2003 decreased 49% year-on-year primarily due to lower yields on investments as well as a lower average invested balance (because the company used approximately $26,400,000 in cash to repurchase Cognex stock during the third quarter of 2002). On a sequential basis, investment and other income increased to $1,294,000 in the first quarter of 2003 from a loss of $20,000 in the prior quarter. This increase is primarily due to a charge of $1,768,000 in the fourth quarter of 2002 for the write down of an investment to its estimated fair value. Excluding this charge, investment and other income decreased on a sequential basis, primarily due to lower yields on investments.

    Balance Sheet Highlights - December 31, 2002

    -- Cognex's financial position remains very strong at March 30, 2003, with over $280,000,000 in cash and investments and no debt. Cash and investments increased $4,525,000 from the end of 2002 as a result of generating positive cash flow from operations during the first quarter of 2003.

    -- Days sales outstanding (DSO) for the first quarter of 2003 was 58 days, compared to 50 days in the prior quarter. DSO remains within the company's targeted range.

    -- Inventory at March 30, 2003 decreased 8% from the end of 2002 as Cognex continued to work down excess inventory.

    Business Trends and Financial Outlook

    -- In the first quarter of 2003, bookings increased on a sequential basis and the company's book-to-bill ratio was above 1.0. This increase was primarily due to higher orders from OEM customers in Japan and end-user customers in Europe, as well as an increase in orders for surface inspection systems. As a result, Cognex expects revenue for the second quarter of 2003 to increase on a sequential basis to between $34 million and $37 million. At that revenue level, gross margin is expected to be in the low to mid-60% range. Operating expenses (R, D & E and S, G & A) for the second quarter are expected to remain essentially flat on a sequential basis. The effective tax rate for the second quarter of 2003 is expected to be 28%. And, as a result of the above, earnings for the second quarter are expected to be between $0.05 and $0.07 per diluted share.

    Analyst Conference Call and Simultaneous Webcast

    Cognex Corporation will host a conference call to discuss its results for the first quarter of 2003, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number to listen to the live conference call is 800-500-0920 (or 719-457-2699 if outside the United States). Internet users can listen to a real-time audio broadcast of the conference call on Cognex's website at http://www.cognex.com/investor/default.asp.
    An audio replay of the conference call will begin at 8:00 p.m. eastern time today and will be available until 11:00 p.m. eastern time on April 20, 2003. To listen to the conference call replay, the telephone number is 888-203-1112 (or 719-457-0820 if outside the United States) and the access code is 741257. In addition, an archive of the webcast will also be available on the company's website at http://www.cognex.com/investor/default.asp.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufacturers, and markets machine vision systems, or computers that can "see". Cognex is the world's leader in the machine vision industry, having shipped to date more than 175,000 machine vision systems, representing over $1.3 billion in cumulative revenue, since the company's founding in 1981. Cognex's Modular Vision Systems Division, headquartered in Natick, Massachusetts, specializes in machine vision systems which are used for automating the manufacture of a wide range of discrete items and for assuring their quality. Cognex's Surface Inspection Systems Division, headquartered in Alameda, California, specializes in machine vision systems which are used for inspecting the surfaces of products that are manufactured in a continuous fashion, such as metals, paper, nonwovens and plastics. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices located throughout North America, Japan, Europe, and Southeast Asia. Visit Cognex on-line at http://www.cognex.com.

    Forward-Looking Statement

    Certain statements made in this press release are forward-looking statements. You can identify these forward-looking statements by our use of the words "expects," "believes," "projects," "anticipates," "will" and similar words and other statements of a similar sense. These statements are based on the company's current expectations and estimates as to prospective events and circumstances, which may or may not be in the company's control and as to which there can be no firm assurances given. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. The company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Further discussions of risk factors are also available in the company's filings with the Securities and Exchange Commission, including the company's Form 10-K for the fiscal year ended December 31, 2002.

                          COGNEX CORPORATION
                       Statements of Operations
               (In thousands, except per share amounts)

                                            Three Months Ended
                                      March 30, December 31, March 31,
                                         2003         2002      2002
                                   (unaudited) (unaudited) (unaudited)

Revenue                                $32,888      $33,829   $21,780

Cost of revenue                         11,716       11,001     8,565

Gross margin                            21,172       22,828    13,215
     Percentage of revenue                  64%          67%       61%

Research, development, and
 engineering expenses                    5,983        6,066     6,352
     Percentage of revenue                  18%          18%       29%

Selling, general, and
 administrative expenses                13,871       15,326    13,025
     Percentage of revenue                  42%          45%       60%

Operating income (loss)                  1,318        1,436    (6,162)
     Percentage of revenue                   4%           4%     (28%)

Investment and other income              1,294          (20)    2,561

Income (loss) before taxes               2,612        1,416    (3,601)

Income tax provision (benefit)             819          992    (1,081)

Net income (loss)                       $1,793         $424   $(2,520)
     Percentage of revenue                   5%           1%     (12%)

Net income (loss) per diluted common
 and common equivalent share             $0.04        $0.01    $(0.06)

Diluted weighted-average common and
 common equivalent shares
 outstanding                            43,557       43,162    43,971


                          COGNEX CORPORATION
                            Balance Sheets
                            (In thousands)

                                               March 30,  December 31,
                                                 2003        2002
                                              (unaudited) (unaudited)
Assets

Cash and investments                           $280,510      $275,985

Accounts receivable                              21,510        18,981

Inventories                                      17,517        18,952

Property, plant, and equipment                   26,556        27,405

Other assets                                     42,668        44,180

Total assets                                   $388,761      $385,503


Liabilities and Stockholders' Equity

Current liabilities                             $32,421       $30,983

Stockholders' equity                            356,340       354,520

Total liabilities and stockholders' equity     $388,761      $385,503

                          COGNEX CORPORATION
                    Additional Revenue Information
                        (Dollars in thousands)

                                             Three Months Ended
                                      March 30, December 31, March 31,
                                        2003       2002        2002
                                   (unaudited) (unaudited) (unaudited)

Revenue                                $32,888      $33,829   $21,780

Revenue by division:
  Modular Vision Systems Division           81%          82%       78%
  Surface Inspection Systems Division       19%          18%       22%
  Total                                    100%         100%      100%

Revenue by customer type:
  End user                                  62%          62%       75%
  Original equipment manufacturer           38%          38%       25%
  Total                                    100%         100%      100%

Revenue by geography:
  United States                             31%          36%       44%
  Japan                                     34%          34%       22%
  Europe                                    24%          21%       29%
  Other                                     11%           9%        5%
  Total                                    100%         100%      100%

Revenue by industry:
  Semiconductor                             23%          32%       18%
  Electronics                               24%          18%       18%
  Surface inspection                        19%          18%       22%
  Automotive                                12%          12%       11%
  Packaging                                  3%           3%        3%
  Consumer products                          2%           2%        5%
  Other                                     17%          15%       23%
  Total                                    100%         100%      100%

Revenue by product:
  Vision sensors                            26%          28%       26%
  Surface inspection vision systems         19%          18%       22%
  Other vision systems                      41%          41%       31%
  Service                                   14%          13%       21%
  Total                                    100%         100%      100%

    --30--SK/bo*

    CONTACT: Cognex Corporation
             Susan Conway, 508/650-3353



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